UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2013

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
 (Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2013, iBio, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Underwriter”), pursuant to which the Company agreed to offer to the public through the Underwriter an aggregate of 8,925,000 units (each a “Unit”, and collectively, the “Units”) at a public offering price of $0.48 per Unit in an underwritten public offering (the “Offering”). Each Unit consists of (i) one share of common stock, par value $0.001 per share, of the Company (“Common Stock”) and (ii) 0.40 of one Warrant (the “Warrants”) to purchase one share of Common Stock.

The Underwriters will purchase the Units at a seven-percent discount to the public offering price, for an aggregate discount of approximately $300,000. The Company expects that the net proceeds of the Offering will be approximately $3,800,000 assuming no exercise of the Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company associated with the Offering.

The Warrants are exercisable at an initial exercise price of $0.53 per share and expire on the third anniversary of the date of issuance.

The Warrants will be issued separately from the Common Stock included in the Units and may be transferred separately immediately after their issuance. The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the Warrants.

The Warrants will be exercisable on a “cashless” basis in certain circumstances. In addition, in the event the Company is involved in a certain fundamental transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on The New York Stock Exchange, Inc., The NYSE MKT, LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market, the Company or any successor entity will, at the holder’s option, exercisable at any time concurrently with or within forty-five (45) days after the consummation of the fundamental transaction, purchase such holder’s Warrants for an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model.

This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement and the form of Warrant, which are filed as exhibits to this Current Report on Form 8-K.

The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other parties in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended to be relied upon by investors and the public. Investors and the public should review the Company’s filings with the Securities and Exchange Commission for information regarding the Company.

The Units are being issued pursuant to a registration statement on Form S-1 (File No. 333-175420) declared effective by the Securities and Exchange Commission on July 26, 2011. The Offering is expected to close on April 26, 2013, subject to the satisfaction of customary closing conditions.

On April 22, 2013, the Company issued a press release announcing that it intended to make a public offering of securities. On April 23, 2013, the Company issued a press release announcing the pricing and terms of the Offering. Copies of the two press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of April 23, 2013 by and between iBio, Inc. and Roth Capital Partners, LLC.

4.1	Form of Warrant.

99.1	Press Release dated April 22, 2013.

99.2	Press Release dated April 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: April 23, 2013	By:	/s/ Andrea Corcoran

Andrea Corcoran
Senior Vice President, Finance and Strategy